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                                                                    EXHIBIT 15.1



Cross Timbers Oil Company:

We are aware that Cross Timbers Oil Company and Cross Timbers Royalty Trust have incorporated by reference in their Registration Statement on Form S-3 (No. 333-56983) and that Cross Timbers Oil Company has incorporated by reference in its Registration Statement on Form S-3 (No. 333-46909) and in its Registration Statements on Form S-8 (No. 33-64274, No. 33-65238, No. 33-81766, No. 333-35229
and No. 333-36569) its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated October 21, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



ARTHUR ANDERSEN LLP

Fort Worth, Texas
November 13, 1998